Exhibit 23(a)

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting appearing in the United Technologies Corporation 2011 Annual Report to Shareowners, which is incorporated by reference in United Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the incorporation by reference of our report dated February 9, 2012 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

August 7, 2012